UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2011

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-33284	04-0562086
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Second Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices, Including Zip Code)

(617) 492-5554

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, on December 9, 2010, Molecular Insight Pharmaceuticals, Inc. (the “Company”) filed a voluntary petition in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code, Case No. 10-23355. The Company continues to operate its business and manage its properties as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Company’s Chapter 11 Case is pending before the Honorable Frank J. Bailey.

The Bankruptcy Court had previously approved the assumption by the Company of the Investment Agreement entered into on December 9, 2010 between the Company and Savitr Capital LLC, a private investment company (“Savitr”). Under the Investment Agreement, as amended by the order of the Court entered on January 20, 2011 (the “Order”) and by a Second Amendment to the Investment Agreement on February 3, 2011 (the “Investment Agreement”), Savitr was committed to invest $45 million in the Company in exchange for 100% of the equity in the Company and the issuance of $120 million in new bonds to the holders of the Company’s Senior Secured Floating Rate Bonds due 2012 (the “Bonds”), subject to a number of conditions, to be effected through a corporate reorganization under the Chapter 11 filing.

The Order authorized the Company to actively solicit, during the 30-day period commenced on January 20, 2011 (the date of entry of the Order), inquiries, proposals, offers and bids from, and negotiate with, any person regarding any alternative transaction such as an acquisition or other sale or purchase transaction or refinancing. If the Company received, prior to or after the foregoing solicitation period, an unsolicited proposal for an alternative transaction that would reasonably be expected to result in more favorable terms to the Company than the Investment Agreement, the Company was permitted to negotiate such a proposal and notify Savitr of the terms of that proposal.

During the above-mentioned 30-day period, the Company received an alternative transaction proposal (the “Bondholder Proposal”) from certain holders of the Bonds and negotiated that proposal with those holders. After extensive negotiation and careful consideration, the Board of Directors of the Company determined that the Bondholder Proposal would result in more favorable terms to the Company than the Investment Agreement, and constituted a “Superior Proposal” as such term is defined in the Investment Agreement. Therefore, the Board authorized the Company to enter into an agreement (the “Plan Support Agreement”) with certain holders of the Bonds (the “Consenting Bondholders”) providing for the implementation of an alternative transaction along terms set forth in a plan term sheet attached thereto. On March 1, 2011, the Company entered into the Plan Support Agreement, the DIP Commitment Letter and the Exit Commitment Letter with the Consenting Bondholders and affiliate entities of certain of the Consenting Bondholders, under which the Consenting Bondholders are committed to support an amended plan of reorganization, pursuant to which, among other things, (i) in exchange for the discharge of the Bonds, the holders of the Bonds will receive 100% equity interest in the Company in the form of preferred stock and the existing equity securities of the Company will be cancelled, (ii) certain of the Consenting Bondholders and their affiliate entities have committed to provide (a) if requested by the Company, a debtor-in-possession financing of up to $10 million, and (b) an exit financing facility of $40 million (the proceeds from which will be used to repay the debtor-in-possession financing, among other things), subject to certain conditions, and (iii) the Company will become a private company (the “Bondholder Restructuring”). In exchange for the commitments to provide the debtor-in-possession financing and the exit financing, the Company will pay certain fees in the form of cash and warrants to the exit financing lenders and debtor-in-possession financing lenders or their affiliate entities making such commitments, the cash component of which the Company currently estimates to be approximately $2 million. The Plan Support Agreement and the Exit Commitment Letter were filed with the Bankruptcy Court along with the amended plan of reorganization and amended disclosure statement on March 7, 2011. The DIP Commitment Letter is anticipated to be filed with the Bankruptcy Court later this week.

The Bondholder Restructuring is subject to a number of additional conditions, including but not limited to the emergence of the Company from bankruptcy protection by May 16, 2011, adherence to a cash collateral budget, as well as certain bankruptcy-related preconditions, including the entry of certain final orders by the Bankruptcy Court incorporating, among other items, a confirmation order related to the amended plan of reorganization. There is no assurance that the Bankruptcy Court will approve the amended plan of reorganization and that the Bondholder Restructuring will be consummated. There is no assurance either that the Company will successfully emerge from Chapter 11 protection, or will emerge with the ability to continue its business in the same manner in which it operated prior to the bankruptcy filing.

The descriptions of the Plan Support Agreement, the DIP Commitment Letter and the Exit Commitment Letter are qualified in their entirety by the full text of those agreements, which are filed herewith as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with accepting the Bondholder Proposal and the execution of the Plan Support Agreement and the related letter agreements as described in Item 1.01, the Company notified Savitr of the termination of the Investment Agreement, with such termination effective on March 2, 2011.

Under the provisions of the Investment Agreement and the Order, as a result of the termination of the Investment Agreement, the Company is obligated to pay to Savitr a break-up fee of US$150,000 and an expense reimbursement of approximately $490,000.

Item 7.01.	Regulation FD Disclosure.

On March 8, 2011, the Company issued a press release announcing the Bondholder Restructuring and the termination of the Investment Agreement described above. A copy of this press release is furnished with this Current Report on Form 8-K and attached hereto as Exhibit 99.1.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Plan Support Agreement between Molecular Insight Pharmaceuticals, Inc. and Certain Holders of Bonds, dated February 28, 2011 and effective March 1, 2011.

	10.2	DIP Commitment Letter between Molecular Insight Pharmaceuticals, Inc. and Certain Holders of Bonds and Their Affiliate Entities, dated February 28, 2011 and effective March 1, 2011.

10.3	Exit Commitment Letter between Molecular Insight Pharmaceuticals, Inc. and Certain Holders of Bonds and Their Affiliate Entities, dated February 28, 2011 and effective March 1, 2011.

99.1	Press Release of Molecular Insight Pharmaceuticals, Inc., dated March 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 8th day of March, 2011.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

By:	/s/ Mark A. Attarian
Name: Mark A. Attarian
Title: Interim Executive Vice President and
Chief Financial Officer

Exhibit Index to Current Report on Form 8-K

Exhibit Number	Exhibit Description

10.1	Plan Support Agreement, between Molecular Insight Pharmaceuticals, Inc. and Certain Holders of Bonds, dated February 28, 2011 and effective March 1, 2011.

10.2	DIP Commitment Letter between Molecular Insight Pharmaceuticals, Inc. and Certain Holders of Bonds and Their Affiliate Entities, dated February 28, 2011 and effective March 1, 2011.

10.3	Exit Commitment Letter between Molecular Insight Pharmaceuticals, Inc. and Certain Holders of Bonds and Their Affiliate Entities, dated February 28, 2011 and effective March 1, 2011.

99.1	Press Release of Molecular Insight Pharmaceuticals, Inc., dated March 8, 2011.